EXHIBIT 4.1

Execution Version
REGISTRATION RIGHTS AND LOCK-UP AGREEMENT
This Registration Rights and Lock-Up Agreement (this “Agreement”) is made and entered into as of June 11, 2026, by and between Western Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), Brazos Permian II, LLC, a Delaware limited liability company (the “Investor”), and each of the other Holders (as defined below) from time to time party hereto.
WHEREAS, this Agreement is being entered into pursuant to that certain Membership Interest Purchase Agreement, dated as of May 6, 2026 (the “Purchase Agreement”), by and among the Partnership, the Investor, and B-2 Holdings LLC, a Delaware limited liability company;

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement, on the date hereof, the Partnership will issue to the Investor 19,389,239 common units (the “Issued Common Units”) representing limited partner interests in the Partnership (“Common Units”), pursuant to the terms of the Purchase Agreement; and

WHEREAS, as a condition to the obligations of the Partnership and the Investor under the Purchase Agreement, the Partnership and the Investor are entering into this Agreement for the purpose of granting certain registration and other rights to the Holders.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the terms set forth below shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly (including through one or more intermediaries), of the power or authority to direct or cause the direction of management, whether through the ownership of voting securities, by contract or otherwise.
“beneficially own” (and related terms such as “beneficial ownership” and “beneficial owner”) shall have the meaning given to such term in Rule 13d-3 under the Exchange Act, and any Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule.
“Board” means the Board of Directors of the General Partner.
“Business Day” means any day, other than a Saturday or Sunday or a day on which commercial banks in New York City are required by law to be closed.
“Closing Date” means the date of the consummation of the transactions contemplated by the Purchase Agreement.
“Commission” means the Securities and Exchange Commission.

“Counsel to the Holders” means with respect to any Piggyback Offering, the counsel selected by Holders holding at least 50% of the Issued Common Units that are Registrable Securities.
“Effective Date” means the date that a Registration Statement filed pursuant to this Agreement is first declared effective by the Commission.
“Effectiveness Period” means the period beginning on the Effective Date for a Registration Statement and ending at the time all Registrable Securities covered by such Registration Statement (or if such Registration Statement becomes unavailable, another Registration Statement) have ceased to be Registrable Securities.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“FINRA” means the Financial Industry Regulatory Authority.
“Form S-1” means Form S-1 under the Securities Act, or any other form hereafter adopted by the Commission for the general registration of securities under the Securities Act.
“Form S-3” means Form S-3 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-3.
“General Partner” means Western Midstream Holdings, LLC, a Delaware limited liability company and the general partner of the Partnership.
“Holder” or “Holders” means the Investor and any holder of Registrable Securities to whom registration rights conferred by this Agreement have been transferred in compliance with Section 2.13.  A Person shall cease to be a Holder hereunder at such time as it ceases to hold any Registrable Securities.
“NYSE” means the New York Stock Exchange.
“Other Holder” means any holder of Common Units other than a Holder.
“Person” means an individual or corporation, partnership, limited partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A or 430B promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means, collectively, (a) the Issued Common Units and (b) any additional Common Units paid, issued or distributed in respect of any Issued Common Units by way of a unit split or distribution, or in connection with a combination of units, and any security into which such Common Units shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) when a Registration Statement covering such securities becomes or has been declared effective by the Commission and such securities have been sold or disposed of pursuant to such effective Registration Statement; (ii) when such securities have been sold or disposed of pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect); (iii) when such securities have been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.13; (iv) five years following the initial Effective Date of the initial Registration Statement filed pursuant to Section 2.01 or (v) such securities are no longer outstanding.
“Registration Expenses” means all fees and expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01, a Piggyback Offering covered under this Agreement, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, FINRA fees, fees of transfer agents and registrars, reasonable fees and expenses incurred in connection with any “road show” for a Piggyback Offering, all word processing, duplicating and printing expenses, any transfer taxes not otherwise attributable to the sale of Registrable Securities, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or  “comfort” letters required by or incident to such performance and compliance.
“Registration Statement” means any one or more registration statements of the Partnership filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including without limitation any registration statement relating to the offer and sale of Registrable Securities by Holders on a continuous or delayed basis pursuant to Rule 415), including the Prospectus, amendments and supplements to such registration statements, post-effective amendments, and all exhibits and all reports incorporated by reference or deemed to be incorporated by reference in such registration statements.
“Restricted Units” has the meaning set forth in the Purchase Agreement.
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, and (b) transfer taxes allocable to the sale of the Registrable Securities.
“Selling Shareholder Questionnaire” means a selling shareholder questionnaire reasonably adopted by the Partnership from time to time.
“Trading Day” means a day during which trading in the Common Units occurs in the Trading Market, or if the Common Units are not listed on a Trading Market, a Business Day.
“Trading Market” means the NYSE or whichever national securities exchange on which the Common Units are listed or quoted for trading on the date in question.
The terms set forth below shall have the meanings ascribed to them in the following sections of this Agreement:

Defined Term	Section Reference
Advice	Section 2.16
Agreement	Preamble
Block Trade	Section 2.02
Common Units	Recitals
Financial Counterparty	Section 2.02
Indemnified Party	Section 2.10(a)
Indemnifying Party	Section 2.10(a)
Investor	Preamble
Legend Removal Documents	Section 2.17
Lock-Up Period	Section 3.01
Losses	Section 2.07
Opt-Out Notice	Section 2.17
Partnership	Preamble
Piggyback Notice	Section 2.04(a)
Piggyback Offering	Section 2.04(a)
Post-Offering Lock-up Period	Section 2.07
Purchase Agreement	Recitals
Suspension Period	Section 2.03(a)
Transfer	Section 2.07
Underwritten Offering	Section 2.04(a)

ARTICLE II
REGISTRATION RIGHTS
Section 2.01    Shelf Registration.
(a)    Within 60 days of the Closing Date, the Partnership shall use its commercially reasonable efforts to prepare and file a Registration Statement with the Commission covering the resale of all Registrable Securities that are not covered by an existing Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415.
(b)    The Registration Statement filed with the Commission pursuant to this Section 2.01 shall be on Form S-3 or, if Form S-3 is not then available to the Partnership, on Form S-1, which Form S-1 shall be converted to a Form S-3 at such time as the Partnership becomes so eligible, or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, covering the Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder covered by such Registration Statement to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the Effective Date for such Registration Statement. The Partnership shall use commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.01 to be declared effective as soon as reasonably practicable thereafter.
(c)    During the Effectiveness Period, the Partnership shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.01 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available for the resale of the Registrable Securities without interruption until all Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the Effective Date of a Registration Statement, but in any event within three Business Days of such date, the Partnership shall notify the Holders of the effectiveness of such Registration Statement. At the time it becomes effective, a Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and in the case of any Prospectus, will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(d)    A Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to, and requested by, the Holders.
Section 2.02    Block Trades. Subject to Section 2.03, in the event that the Holders of a majority of the Registrable Securities elect to dispose of Registrable Securities pursuant to a non-underwritten block trade with the assistance of the Partnership and reasonably expect gross proceeds of at least $100 million from such block trade (a “Block Trade”), then, provided that such Holders notify the Partnership of the Block Trade at least two Business Days prior to the day such offering is to commence, the Partnership shall, at the request of the Holders, cooperate with the Holders in allowing the applicable broker, agent, counterparty, bank or other institution (each, a “Financial Counterparty”) to conduct customary due diligence with respect to the Partnership, including (i) by using commercially reasonable efforts to cause its independent certified public accountants to provide to the Financial Counterparty a “cold comfort” letter in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Financial Counterparty, (ii) by using commercially reasonable efforts to cause its outside counsel to deliver an opinion in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” letter for such offering, addressed to such Financial Counterparty, and (iii) by providing a standard officer’s certificate from the chief executive officer or chief financial officer, or other officer serving such functions, of the Partnership addressed to the Financial Counterparty; provided, however, that the Partnership shall have no obligation to facilitate or participate in any Block Trades that are initiated by the Holders pursuant to this Section 2.02 during a period in which such Block Trade would be prohibited by a lock-up agreement; provided further, that in no event may the number of Block Trades pursuant to this Section 2.02 exceed an aggregate of three Block Trades in any twelve-month period.
Section 2.03    Suspension Periods.
(a)    Notwithstanding anything to the contrary in this Agreement, the Partnership shall be entitled to postpone the filing or effectiveness of, or, at any time after a Registration Statement has been declared effective by the Commission, suspend the use of, a Registration Statement (including the Prospectus included therein) upon written notice to the Holders whose Registrable Securities are included in a Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Partnership) or delay a Block Trade, if in the good faith judgment of the Board, (i) such registration, offering or use would reasonably be expected to materially affect in an adverse manner, or materially interfere with any bona fide material financing of, the Partnership (or its subsidiaries) or any material transaction under consideration by the Partnership (or its subsidiaries) (provided, however, that to the extent the Partnership undertakes an underwritten public offering in connection with such transaction, Holders shall be entitled to the rights set forth in Section 2.04); (ii) the Partnership is in possession of material non-public information, the disclosure of which would not be, in the good faith opinion of the Board, in the best interests of the Partnership; or (iii) such registration or continued registration or offering would render the Partnership unable to comply with the requirements of the Securities Act or Exchange Act (the period of a postponement or suspension as described in clause (i) and/or a delay described in clause (ii), or this clause (iii), a “Suspension Period”).
(b)    The Partnership shall promptly notify the Holders in writing following the expiration of any Suspension Period.
(c)    The duration of any one Suspension Period shall not exceed 60 days during any 365-day period; provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 120 days in any 365-day period. For purposes of determining the length of a Suspension Period, the Suspension Period shall be deemed to begin on and include the date the Holders receive the notice referred to in clause (i) of Section 2.03(a) and shall end on and include the later of the date the Holders receive the notice referred to in Section 2.03(a) and the date referred to in such notice.
Section 2.04    Piggyback Registration.
(a)    If at any time, and from time to time, the Partnership proposes to conduct an underwritten offering of Common Units (an “Underwritten Offering”) for its own account (including a primary offering of Common Units or a secondary offering of Common units, in each case, under Section 7.13 of the Partnership Agreement) or for the account of owners of Common Units (including any Other Holders of Common Units) entitled to participate in such offering, then the Partnership shall give written notice (the “Piggyback Notice”) of such Underwritten Offering to the Holders at least five Business Days (or if such offering is a bought deal or an overnight offering, at least two Business Days) prior to the earlier of the date of filing of the registration statement or the date of filing of the preliminary prospectus supplement for such Underwritten Offering, as applicable.  Such Piggyback Notice shall include the number of Common Units to be offered, the proposed date of such Underwritten Offering, any proposed means of distribution of such Common Units, any proposed managing underwriter of such Common Units and a good faith estimate by the Partnership of the proposed maximum offering price of such Common Units (as such price would appear on the front cover page of a registration statement), and shall offer the Holders the opportunity to sell such amount of Registrable Securities as such Holders may request on the same terms and conditions as the Partnership or such Other Holders (a “Piggyback Offering”).  The Partnership will include in each Piggyback Offering all Registrable Securities for which the Partnership has received written requests for inclusion within three Business Days (or if the Piggyback Offering is a bought deal or an overnight offering, one Business Day) after the date the Piggyback Notice is given.
(b)    The Partnership will cause the managing underwriter or underwriters of the proposed offering to permit the Holders that have requested Registrable Securities to be included in the Piggyback Offering to include all such Registrable Securities on the same terms and conditions as any similar securities, if any, of the Partnership or the Other Holders. Notwithstanding the foregoing, if the managing underwriter or underwriters of such Underwritten Offering advises the Partnership and the Holders in writing that, in its view, the total amount of Common Units that the Partnership, such Holders and any Other Holders propose to include in such offering is such as to materially adversely affect the success of such Underwritten Offering, then, if such Piggyback Offering is an underwritten offering by the Partnership for its own account or for the account of owners of Common Units (including any Other Holders of Common Units), the Partnership will include in such Piggyback Offering: (i) first, all Common Units to be offered by the Partnership (including a primary offering of Common Units or a secondary offering of Common units, in each case, under Section 7.13 of the Partnership Agreement); (ii) second, the Common Units requested to be included in such Piggyback Offering by the Holders, pro rata among the Holders based on the number of Common Units requested to be included by the Holders; and (iii) third, the Common Units requested to be included in such Piggyback Offering by each of the Other Holders, pro rata among the Other Holders based on the number of Common Units requested to be included in such Piggyback Offering by the Other Holders; and, the total amount of securities to be included in such Piggyback Offering is the full amount that, in the view of such managing underwriter, can be sold without materially adversely affecting the success of such Piggyback Offering.
(c)    If at any time after giving the Piggyback Notice and prior to the time sales of securities are confirmed pursuant to the Piggyback Offering, the Partnership determines for any reason to delay a Piggyback Offering initiated by the Partnership, the Partnership may, at its election, give notice of its determination to the Holders, and in the case of such a determination, will be relieved of its obligation to register any Registrable Securities in connection with the abandoned or delayed Piggyback Offering, without prejudice.
(d)    Any Holder may withdraw its request for inclusion of any or all of its Registrable Securities in a Piggyback Offering by giving written notice to the Partnership, at least one Business Day prior to the anticipated date of the filing by the Partnership of a prospectus supplement under Rule 424 (which shall be the preliminary prospectus supplement, if one is used in the “takedown”) with respect to such offering, of its intention to withdraw from that registration; provided, however, that (i) the Holder’s request be made in writing and (ii) the withdrawal will be irrevocable and, after making the withdrawal, such Holder will no longer have any right to include its Registrable Securities in that Piggyback Offering.
(e)    As a condition for inclusion of a Holder’s Registrable Securities in an Underwritten Offering, the Holder shall agree to enter into an underwriting agreement with the underwriters and complete and execute all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement; provided, that the underwriting agreement is in customary form and reasonably acceptable to the Holders; and provided further, that no Holder shall be required to make any representations or warranties to the Partnership or the underwriters (other than representations and warranties regarding (i) such Holder’s ownership of its Registrable Securities to be sold or transferred, (ii) such Holder’s power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested). If any Holder disapproves of the terms of an underwriting agreement, such Holder may elect to withdraw therefrom by notice to the Partnership and the managing underwriter; provided, that any such withdrawal must be made prior to the execution of an underwriting agreement with respect to such Underwritten Offering.
Section 2.05    Registration Procedures. When the Partnership is required to effect any registration under the Securities Act as provided in Section 2.01, the Partnership shall use commercially reasonable efforts to:
(a)    prepare and file with the Commission the requisite Registration Statement to effect such registration and thereafter use its commercially reasonable efforts to cause such Registration Statement to become and remain effective, subject to the limitations contained in this Agreement;
(b)    prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the method of disposition set forth in such Registration Statement, subject to the limitations contained in this Agreement;
(c)    before filing a Registration Statement or Prospectus or any amendments or supplements thereto, at the Partnership’s expense, furnish to each Holder whose securities are covered by such Registration Statement or any underwriter involved in the disposition of Registrable Securities in a Piggyback Offering copies of all such documents, other than documents that are incorporated by reference into such Registration Statement or Prospectus, proposed to be filed and such other documents reasonably requested by such Holders or any underwriter in a Piggyback Offering (which may be furnished by email), and afford Counsel to the Holders and any underwriter in a Piggyback Offering a reasonable opportunity to review and comment on such documents;
(d)    notify each Holder, promptly after the Partnership receives notice thereof, of (i) any correspondence from the Commission relating to such Registration Statement or Prospectus, (ii) the time when such Registration Statement has been declared effective, and (iii) the time when a supplement to any Prospectus forming a part of such Registration Statement has been filed;
(e)    with respect to any offering of Registrable Securities furnish to each Holder, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such Holder may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such Holder a copy of any and all comment letters, transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such Registration Statement, Prospectus or offer;
(f)    (i) register or qualify all Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such states or other jurisdictions of the United States of America as the Holders covered by such Registration Statement shall reasonably request in writing, (ii) keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (iii) take any other action that may be necessary or reasonably advisable to enable the Holders to consummate the disposition in such jurisdictions of the securities to be sold by the Holders, except that the Partnership shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this Section 2.05(f) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;
(g)    cause all Registrable Securities included in such Registration Statement to be registered with or approved by such other federal or state governmental agencies or authorities as necessary upon the opinion of counsel to the Partnership or Counsel to the Holders of Registrable Securities included in such Registration Statement to enable such Holder or Holders thereof to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;
(h)    notify each Holder of Registrable Securities included in such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and for which the Partnership chooses to suspend the use of the Registration Statement and Prospectus in accordance with the terms of this Agreement, at the written request of any such Holder, promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(i)    notify the Holders of Registrable Securities included in such Registration Statement promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information relating thereto;
(j)    advise the Holders of Registrable Securities included in such Registration Statement promptly after the Partnership receives notice or obtains knowledge of any order suspending the effectiveness of a Registration Statement relating to the Registrable Securities and promptly use commercially reasonable efforts to obtain the withdrawal;
(k)    otherwise comply with all applicable rules and regulations of the Commission and any other governmental agency or authority having jurisdiction over the offering of Registrable Securities, and make available to its shareholders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the Effective Date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 and which requirement will be deemed satisfied if the Partnership timely files complete and accurate information on Quarterly Reports on Form 10-

Q, Annual Reports on Form 10-K and Current Reports on Form 8-K under the Exchange Act and otherwise complies with Rule 158;
(l)    provide and cause to be maintained a transfer agent and registrar for the Registrable Securities included in a Registration Statement no later than the Effective Date thereof;
(m)    enter into such agreements (including an underwriting agreement in customary form in connection with a Piggyback Offering) and take such other actions as the Holders of the Registrable Securities included in a Registration Statement or the underwriters in a Piggyback Offering shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities in a Piggyback Offering, including customary indemnification in connection with any Piggyback Offering, and provide reasonable cooperation in connection with such registration;
(n)    if the Holders seek to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, reasonably cooperate with and assist the Holders, such equityholders and the Partnership’s transfer agent (subject to any applicable lock-up agreements) to facilitate such in-kind distribution in the manner reasonably requested by the Holders (including the delivery of instruction letters by the Partnership or its counsel to the Partnership’s transfer agent, the delivery of customary legal opinions by counsel to the Partnership following receipt by the Partnership and such counsel of any certifications and other documentation reasonably requested by each of them, and the delivery of Registrable Securities without restrictive legends to the extent no longer applicable);
(o)    if reasonably required by the Partnership’s transfer agent, promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize the transfer agent to transfer such Registrable Securities without legend upon sale by the Holder of such Registrable Securities under the Registration Statement; and
(p)    otherwise use commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.
In addition, at least five (5) Trading Days prior to the first anticipated filing date of a Registration Statement for any registration under this Agreement, the Partnership will notify each Holder of the information the Partnership requires from that Holder, including any update to or confirmation of the information contained in the Selling Shareholder Questionnaire, if any, which shall be completed and delivered to the Partnership promptly upon request and, in any event, within five Trading Days prior to the applicable anticipated filing date. Each Holder further agrees that it shall not be entitled to be named as a selling securityholder in the Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time, unless such Holder has returned to the Partnership a completed and signed Selling Shareholder Questionnaire and a response to any requests for further information as described in the previous sentence and, if an Underwritten Offering, entered into an underwriting agreement with the underwriters in accordance with Section 2.04(e) and Section 2.07. If a Holder of Registrable Securities returns a Selling Shareholder Questionnaire or a request for further information, in either case, after its respective deadline, the Partnership shall be permitted to exclude such Holder from being a selling security holder in the Registration Statement or any pre-effective or post-effective amendment thereto. Each Holder acknowledges and agrees that the information in the Selling Shareholder Questionnaire or request for further information as described in this Section 2.05 will be used by the Partnership in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement.

Section 2.06    Registration Expenses. The Partnership shall pay all reasonable Registration Expenses, including, in the case of a Piggyback Offering, the Registration Expenses of a Piggyback Offering, regardless of whether any sale is made pursuant to such Piggyback Offering. Each Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. For the avoidance of doubt, each Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (a) the number of Registrable Securities sold by such Holder in connection with such sale by (b) the aggregate number of Registrable Securities sold by all Holders in connection with such sale.
Section 2.07    Post-Offering Lock-Up.  In connection with any Piggyback Offering or other underwritten public offering of equity securities by the Partnership, except with the written consent of the underwriters managing such offering, no Holder who participates in such offering or who beneficially owns 5% or more of the outstanding Common Units at such time shall (a) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to any equity securities of the Partnership, or otherwise transfer or dispose of any equity securities of the Partnership, directly or indirectly, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of equity securities of the Partnership (any such transaction described in clause (a) or (b) above, a “Transfer”), without prior written consent from the Partnership, during the seven days prior to and the 90-day period beginning on the date of closing of such offering (or such shorter period as agreed to by any of the Partnership, the executive officers of the General Partner or the Board) (the “Post-Offering Lock-up Period”), except as part of such offering.  Each such Holder agrees to execute a lock-up agreement in favor of the Partnership’s underwriters to such effect in accordance with the terms of this Section 2.07, provided that such lock-up agreement shall be on terms no more restrictive, in any respect, than the terms and conditions of any such agreement entered into by the Partnership’s officers directors or other holders of Common Units in connection with such offering, and, in any event, that the Partnership’s underwriters in any relevant offering shall be third party beneficiaries of this Section 2.07.  The provisions of this Section 2.07 will no longer apply to a Holder once such Holder ceases to hold Registrable Securities.
Section 2.08    Indemnification by the Partnership.  The Partnership shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder, the officers, directors, agents, partners, members, managers, stockholders, Affiliates, employees and investment managers of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), to which any of them may become subject, that arise out of or are based upon (a) any untrue or alleged untrue statement of a material fact contained in any Registration Statement contemplated in this Agreement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus thereto or (b) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any registration statement, or any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any prospectus, except to the extent, but only to the extent, that (i) such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Holder furnished in writing to the Partnership by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (ii) in the case of an occurrence of an event of the type specified in Section 2.05(h), related to the use by a Holder of an outdated or defective Prospectus after the Partnership has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated and defined in Section 2.16, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party, shall survive the transfer of the Registrable Securities by the Holders, and shall be in addition to any liability which the Partnership may otherwise have.
Section 2.09    Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Partnership, its respective directors, officers, agents and employees, each Person who controls the Partnership (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any registration statement, or any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any prospectus (a) to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Holder furnished in writing to the Partnership by such Holder expressly for use therein; (b) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder expressly for use therein or (c) in the case of an occurrence of an event of the type specified in Section 2.05(h), to the extent, but only to the extent, related to the use by such Holder of an outdated or defective Prospectus after the Partnership has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 2.16, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. In no event shall the liability of any Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party, shall survive the transfer of the Registrable Securities by the Holders, and shall be in addition to any liability which the Holder may otherwise have.
Section 2.10    Conduct of Indemnification Proceedings.
(a)    If any Proceeding shall be brought or asserted against any Person entitled to indemnity under this Section 2.10 (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except

(and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party.
(b)    An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (a) the Indemnifying Party has agreed in writing to pay such fees and expenses; (b) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (c) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that in the reasonable judgment of such counsel a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the reasonable and documented fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.
(c)    Subject to the terms of this Agreement, all reasonable and documented fees and expenses of the Indemnified Party (including reasonable and documented fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 2.10) shall be paid to the Indemnified Party, as incurred, with reasonable promptness after receipt of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined not to be entitled to indemnification hereunder. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 2.10, except to the extent that the Indemnifying Party is materially and adversely prejudiced in its ability to defend such action.
Section 2.11    Contribution.
(a)    If a claim for indemnification under Section 2.09 or Section 2.10 is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.
(b)    The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.11 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 2.11, no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
Section 2.12    Rule 144 and Rule 144A; Other Exemptions. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Partnership without registration, until the earlier of (a) such time as when no Registrable Securities remain outstanding and (b) such time as the Partnership is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Partnership covenants that it will (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder or (ii) make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (B) any other rules or regulations now existing or hereafter adopted by the Commission. Upon the reasonable request of any Holder of Registrable Securities, the Partnership will deliver to such Holder a written statement as to whether it has complied with such information requirements, and, if not, the specific reasons for non-compliance.
Section 2.13    Transfer of Registration Rights. The rights of the Holders to cause the Partnership to register Registrable Securities under this Article II may not be transferred or assigned, in whole or in part, without the prior written consent of the Partnership. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Partnership unless and until the Partnership shall have (i) consented to such assignment in writing (email shall suffice), which consent may be withheld by the Partnership in its sole discretion, (ii) received written notice of such assignment stating the name and address of the proposed transferee or assignee and identifying the Registrable Securities proposed to be transferred or assigned and (iii) received the written agreement of the transferee or assignee by the execution of a joinder agreement to this Agreement, substantially in the form attached hereto as Exhibit A, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 2.13 shall be null and void. Notwithstanding the foregoing, transfers by the Holders of rights hereunder to a Designated Entity (as defined in the Purchase Agreement) shall not be subject to the limitations of this Section 2.13 and may be effected without any consent of the Partnership, and such Designated Entity shall become a Holder hereunder upon notice to the Partnership of such transfer, provided that prior to any transfer or assignment, such Designated Entity shall have executed a joinder agreement to this Agreement, substantially in the form attached hereto as Exhibit A.
Section 2.14    Cooperation. The Partnership shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information as the Partnership may, from time to time, reasonably request in writing regarding such Holder and the distribution of such Registrable Securities that the Partnership determines, after consultation with its counsel, is reasonably required in order for any Registration Statement,

Prospectus or prospectus supplement, as applicable, to comply with the Securities Act. The Partnership agrees to use its commercially reasonable efforts to timely furnish any information or take any actions reasonably requested by any Holder in connection with any Block Trade, including the delivery of customary comfort letters, customary legal opinions and customary underwriter due diligence, in each case subject to receipt by the Partnership, its auditors and legal counsel of representation and documentation by such persons to permit the delivery of such comfort letter and legal opinions.
Section 2.15    Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to any Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in such Registration Statement.
Section 2.16    Discontinued Disposition.  By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Partnership of the occurrence of a Suspension Period or any event of the kind described in Section 2.05(h), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Partnership that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed.  The Partnership may provide appropriate stop orders to enforce the provisions of this Section 2.16.
Section 2.17    Opt-Out Notices.  Any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering, the withdrawal of any Underwritten Offering or any event that would lead to a suspension or delay as contemplated by Section 2.02(a); provided, however, that such Holder may later revoke any such Opt-Out Notice in writing.  Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not deliver any notice to such Holder pursuant to Section 2.05, and such Holder shall no longer be entitled to the rights associated with any such notice.
Section 2.18    Removal of Restrictive Legends.  The restrictive legend on any Common Units covered by this Agreement shall be removed if (a) such Common Units are sold pursuant to an effective registration statement, (b) a registration statement covering the resale of such Common Units is effective under the Securities Act and the applicable Holder delivers to the Partnership a representation and/or “will comply” letter, as applicable, certifying that, among other things, such Holder will only transfer such Common Units pursuant to such effective registration statement and will, upon request following any lapse of effectiveness of such registration statement, cooperate with the Partnership to have any then-applicable restrictive legends reincluded on such Common Units, (c) such Common Units may be sold by the applicable Holder free of restrictions without regard to Rule 144(b) under the Securities Act (i.e., such Holder is not an affiliate of the Partnership, and has not been an affiliate of the Partnership for the previous three months, and has satisfied the one-year holding period under Rule 144) or (d) such Common Units are being sold, assigned or otherwise transferred pursuant to Rule 144; provided, that with respect to clause (b), (c) or (d) above, the applicable Holder has provided all documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Partnership or its transfer agent to confirm that the legend may be removed under applicable securities laws (the “Legend Removal Documents”). The Partnership shall cooperate with the applicable Holder covered by this Agreement to effect removal of the legend on such Common Units pursuant to this Section 2.18 as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied (together with any Legend Removal Documents). The Partnership shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 2.18; provided, that the applicable Holder shall be responsible for all fees and expenses (including of counsel for such Holder) incurred by such Holder with respect to delivering the Legend Removal Documents.
ARTICLE III
LOCK-UP
Section 3.01    Lock-Up.
(a)    The Holders shall be prohibited, prior to the expiration of the six-month period following the Closing Date (the “Lock-Up Period”), without the prior written consent of the Partnership, from engaging in the Transfer of any of the Issued Common Units.
(b)    Notwithstanding the provisions set forth in Section 3.01(a), Transfers of Registrable Securities are permitted during the Lock-Up Period (i) to any Designated Entity, provided that such Designated Entity shall be subject to the provisions of this Section 3.01 during the Lock-Up Period and (ii) in connection with the maintenance of a bona fide lien, security interest, pledge or similar encumbrance to a nationally or internationally recognized financial institution.
Section 3.02    Restricted Units.
(a)    Investor shall be prohibited, without the prior written consent of the Partnership, from engaging in the Transfer of any of the Restricted Units until the Restricted Units Legend (as defined in the Purchase Agreement) is removed. Following the final determination of the Final Post-Closing Adjustment Amount (as defined in the Purchase Agreement) pursuant to Section 2.05 of the Purchase Agreement and the satisfaction of any payments required pursuant to Section 2.06(a) of the Purchase Agreement (including the surrender of any Restricted Units required thereunder), any remaining Restricted Units shall no longer be Restricted Units, and each of the Partnership and the Investor shall promptly (but in any event within three Business Days) take such actions as are reasonably necessary, including (i) providing any applicable documentation to the Partnership or its transfer agent, and (ii) delivering joint written instructions to the Partnership or its transfer agent to remove the Restricted Units Legend from any outstanding Restricted Units. Following the removal of the Restricted Units Legend, the restrictions set forth in this Section 3.02(a) shall automatically terminate with respect to the Restricted Units.
(b)    For the avoidance of doubt, (i) the Restricted Units shall be held by the Investor until the Restricted Units Legend has been removed in accordance with Section 3.02(a), and (ii) Common Units that were formerly Restricted Units shall remain subject to the restrictions set forth in Section 3.01(a) until the expiration of the Lock-Up Period.
ARTICLE IV
MISCELLANEOUS
Section 4.01    Further Assurances. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.
Section 4.02    Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.
Section 4.03    Other Registration Rights. The Partnership shall not, prior to the termination of this Agreement, grant any registration rights that conflict with, would prevent the Partnership from performing, or are inconsistent with, the rights granted to the Holders hereby (which, for the avoidance of doubt, shall include granting priority rights superior to those of the Holders in Section 2 hereof), without the prior written consent of the Holders holding a majority of the Registrable Securities.
Section 4.04    Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Partnership and the Holders holding a majority of the Registrable Securities; provided, however, that no amendment, modification, supplement, or waiver that disproportionately and adversely affects, alters, or changes the interests of any Holder shall be effective against such Holder without the prior written consent of such Holder; and provided further, that the waiver of any provision with respect to any Registration Statement or offering may be given by any Holder entitled to participate in such offering or, if such offering shall have been commenced, having elected to participate in such offering. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. The failure of any party hereto to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.
Section 4.05    Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or regular mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery, by electronic mail or by facsimile transmission. Such notice or communication shall be deemed given (a) if mailed, two days after the date of mailing, (b) if sent by national courier service, one Business Day after being sent, (c) if delivered personally, when so delivered, (d) if sent by electronic mail, on the Business Day such electronic mail is transmitted, or (e) if sent by facsimile transmission, on the Business Day such facsimile is transmitted, in each case as follows:
(i)    If to the Partnership:
Western Midstream Partners, LP
9950 Woodloch Forest Dr., Suite 2800
The Woodlands, TX 77380
Attn: Christopher Dial
Email: chris.dial@westernmidstream.com

With a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
600 Travis St., Suite 2800

Houston, TX 77002
Attn: Jon W. Daly; Jennie Simmons
Email: Jon.Daly@troutman.com; Jennie.Simmons@troutman.com

(ii)    If to any Holder:
Brazos Permian II, LLC
777 Main Street, Suite 3700
Fort Worth, Texas 76102
Attn: Brad Iles
Email: iles@brazosmidstream.com

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Email: ProjectBomber@velaw.com

Morgan Stanley Infrastructure Inc.
1585 Broadway
New York, New York 10036
Attn: Chris Ortega
Email: chris.ortega@morganstanley.com

If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York or the jurisdiction in which the Partnership’s principal office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.
Section 4.06    Successors and Assigns. Subject to Section 2.13, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any trustee in bankruptcy). No assignment or delegation of any of the Partnership’s rights, interests or obligations shall be effective against any Holder without the prior written consent of the Holders holding a majority of the Registrable Securities.
Section 4.07    Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.
Section 4.08    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the Court of Chancery of the State of Delaware and any appellate court thereof, or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, any Delaware state court or any federal court located in the State of Delaware and any appellate court thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof, or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, any Delaware state court or any federal court located in the State of Delaware and any appellate court thereof for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained in this Agreement shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
Section 4.09    Waiver of Jury Trial.
(a)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(b)    To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement; provided, however, that this provision does not, and shall not be deemed to, modify the exclusive jurisdiction provisions in Section 4.08.
Section 4.10    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 4.11    Descriptive Headings. Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include”, “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation”. The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.
Section 4.12    Entire Agreement. This Agreement and any certificates, documents, instruments and writings that are delivered pursuant hereto constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.
Section 4.13    Termination.
(a)    The rights and obligations of the Partnership and any Holder under Article II (other than those set forth in Section 2.07 (Post-Offering Lock-Up), which shall terminate at the expiration of the time periods set forth therein), shall terminate on the date such Holder no longer beneficially owns any Registrable Securities.
(b)    The terms of Article III and this Article IV shall not be terminable.
(c)    Notwithstanding anything to the contrary in this Section 4.13, this Agreement (or any article or provision in this Agreement) may be terminated upon the mutual written consent of the parties hereto.
Section 4.14    Independent Nature of Holders’ Obligations and Right. The rights and obligations of each Holder hereunder are several and not joint with the rights and obligations of any other Holder hereunder. No Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder, nor shall any Holder have the right to enforce the rights or obligations of any other Holder hereunder. The obligations of each Holder hereunder are solely for the benefit of, and shall be enforceable solely by, the Partnership. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Nothing contained in this Agreement or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated by this Agreement, and the Partnership acknowledges that the Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights and Lock-Up Agreement as of the date first written above.

WESTERN MIDSTREAM PARTNERS, LP

By: Western Midstream Holdings, LLC, its general partner

By:	/s/ Oscar K. Brown
Name:	Oscar K. Brown
Title:	President and Chief Executive Officer

     Signature Page to Registration Rights and Lock-Up Agreement

BRAZOS PERMIAN II, LLC

By:	/s/ Brad Iles
Name:	Brad Iles
Title:	President and Chief Executive Officer
Signature Page to Registration Rights and Lock-Up Agreement

Exhibit A
Form of Joinder Agreement
This Joinder Agreement (the “Joinder Agreement”), dated as of [_________], 20[__] (the “Effective Date”), is executed by and between Western Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and [______________] (the “Additional Holder”) in connection with that certain Registration Rights and Lock-Up Agreement, dated as of [_________] [__], 2026 (the “Agreement”), by and among the Partnership, the parties listed on the signature pages thereto and each person who has become a party thereto by entering into a joinder agreement in accordance with the terms thereof. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement.
By the execution of this Joinder Agreement, the Additional Holder agrees as follows:
    1.    The Additional Holder is the holder of the number of Common Units set forth below its name on the signature page hereto.
    2.    The Additional Holder shall be considered a “Holder” for purposes of the Agreement, and the Common Units set forth below the Additional Holder’s name on the signature page hereto shall constitute “Registrable Securities” for the purposes of the Agreement, for so long as, and to the extent that, the Additional Holder and such Common Units otherwise meet the applicable definitions thereof pursuant to the Agreement.
    3.    As of the Effective Date, the Additional Holder hereby joins in, and agrees to be bound by and subject to, the terms set forth in the Agreement applicable to Holders.
    4.    Any notice required or permitted by the Agreement shall be given to the Additional Holder at the address listed below its name on the signature page hereto.
[Remainder of Page Left Intentionally Blank]

EXECUTED AND DATED as of the Effective Date.

ADDITIONAL HOLDER:

[_________________]

By:
Name:
Title:

Number of Common Units

Address:

ACKNOWLEDGED AND AGREED:

WESTERN MIDSTREAM PARTNERS, LP

By: Western Midstream Holdings, LLC, its general partner

By:
Name:
Title:

Signature Page to Joinder Agreement